Exhibit 99.1

Circuit City Stores, Inc. Reports Second Quarter Results
    – Company Outlines Initiatives to Drive Holiday Performance –

Richmond, Va., September 29, 2008 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the second quarter ended August 31, 2008.  The company also announced that the management team is undertaking a comprehensive review of the business and has identified key initiatives to drive performance in the holiday season.

The second quarter loss from continuing operations before income taxes, excluding $73.0 million of non-cash asset impairment charges, totaled $162.7 million.  This adjusted result was better than the company’s guided range of a loss of $170 million to $185 million, which did not anticipate the impairment charges.  On a GAAP basis, the second quarter loss from continuing operations before income taxes totaled $235.7 million compared to a loss of $128.2 million for the second quarter of fiscal 2008.

Bruce H. Besanko, executive vice president and chief financial officer of Circuit City Stores, Inc., stated, “The company delivered above-plan pre-tax results, excluding the non-cash asset impairment charges, through improvement in our gross margin rate and continued expense control.  We continue, however, to face challenges in our sales performance.  Our sales were below plan for the quarter, driven by a significant decline in traffic, which we believe reflects the worsened macroeconomic environment, competitive pressures and a weakened brand position.  While we have continued to gain traction in key areas, such as improving the close rate trend, rebuilding our selling culture and delivering a better customer experience in our stores, the progress we have made to date has not been sufficient to reverse our overall business results.”

“Clearly, the performance of the company is unacceptable to all of our stakeholders, and it is imperative that we take the right steps to accelerate our turnaround,” stated James A. Marcum, vice chairman and acting president and chief executive officer of Circuit City Stores, Inc.  “The management team and the board of directors are conducting a comprehensive review of all aspects of our business to determine the best methods of delivering substantially improved financial performance and maximizing shareholder value.  We recognize that this will require that we intensify our efforts to correct problems in our business.  In particular, to be successful, all of our actions must start with improving the customer experience in our stores.  As we move forward, we intend to improve how we operate, strengthen our market position and build a stronger future for the company.”

Statements of Operations Highlights

	Three Months Ended August 31				Six Months Ended August 31
	2008		2007		2008		2007
(Dollar amounts in millions except per share data)	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
Net sales	$2,391.4	100.0%	$2,644.0	100.0%	$4,692.5	100.0%	$5,129.5	100.0%
Gross profit	$509.0	21.3%	$546.0	20.7%	$987.7	21.0%	$1,106.2	21.6%
Selling, general and administrative expenses	$668.0	27.9%	$677.9	25.6%	$1,308.1	27.9%	$1,326.3	25.9%
Asset impairment charges	$73.0	3.1%	$–	–	$73.0	1.6%	$–	–
Loss from continuing operations before income taxes	$(235.7)	(9.9)%	$(128.2)	(4.8)%	$(397.5)	(8.5)%	$(210.6)	(4.1)%
Net loss from continuing operations	$(239.2)	(10.0)%	$(63.1)	(2.4)%	$(404.0)	(8.6)%	$(117.9)	(2.3)%
Net loss	$(239.2)	(10.0)%	$(62.8)	(2.4)%	$(404.0)	(8.6)%	$(117.4)	(2.3)%
Loss from continuing operations per share	$(1.45)	–	$(0.38)	–	$(2.45)	–	$(0.71)	–
Loss per share	$(1.45)	–	$(0.38)	–	$(2.45)	–	$(0.71)	–

Non-GAAP measures(a):
	Three Months Ended August 31				Six Months Ended August 31
	2008		2007		2008		2007
(Dollar amounts in millions except per share data)	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
Loss from continuing operations before income taxes, as adjusted	$(162.7)	(6.8)%	$(128.2)	(4.8)%	$(324.5)	(6.9)%	$(210.6)	(4.1)%
Net loss from continuing operations, as adjusted	$(166.2)	(6.9)%	$(63.1)	(2.4)%	$(331.0)	(7.1)%	$(117.9)	(2.3)%
Loss from continuing operations per share, as adjusted	$(1.00)	–	$(0.38)	–	$(2.00)	–	$(0.71)	–
(a) Results shown are adjusted to exclude the asset impairment charges.  A reconciliation of GAAP measures to non-GAAP measures is shown in Table 1.

Balance Sheets Highlights
	August 31
(Dollar amounts in millions)	2008	2007	% Change
Cash, cash equivalents and short-term investments	$92.5	$424.4	(78)%
Merchandise inventory	$1,508.9	$1,833.2	(18)%
Merchandise payable	$754.5	$1,110.2	(32)%
Short-term debt	$215.0	$-	-
Long-term debt, including current installments	$66.8	$59.0	13%
Stockholders’ equity	$1,076.8	$1,637.0	(34)%

A summary of results by segment is shown in Table 2.

Sales
For the second quarter ended August 31, 2008, net sales decreased 9.6 percent to $2.39 billion from $2.64 billion in the same period last year, with consolidated comparable store sales decreasing 13.3 percent.  A summary of net sales results is shown in Table 3.

Domestic Segment Sales
For the second quarter, net sales for the domestic segment decreased 10.6 percent to $2.24 billion from $2.51 billion in the same period last year, with comparable store sales decreasing 14.4 percent.  For the quarter, direct channel sales, including Web- and call center-originated sales, increased 1 percent.  The direct channel sales growth was lower than historical year-over-year growth due primarily to a less aggressive promotional stance during most of the second quarter as the company seeks to maximize gross profit.

During the second quarter, the domestic segment opened 17 incremental Superstores and 7 relocated Superstores.

The net sales represented by each major category for the periods ended August 31, 2008 and 2007, are shown in Table 4.

In the video category, Circuit City generated a high-single-digit comparable store sales decrease in the second quarter.  While comparable store sales of flat panel televisions increased by a low-single-digit percentage, total television comparable store sales decreased by a high-single-digit percentage, as significant comparable store sales decreases in projection and tube televisions more than offset the flat panel television increase.  Comparable store sales of digital imaging products and accessories, camcorders and DVD hardware decreased by double digits.  Comparable store sales of digital television converter boxes, which were not available for sale last year, offset approximately 300 basis points of the video category’s comparable store sales decline.

In the information technology category, Circuit City generated a double-digit comparable store sales decrease in the second quarter.  Comparable store sales of notebook computers and desktop computers declined by double digits.  Unit declines in computers resulted in part from a sales mix shift toward higher-level products that contributed to an improved gross margin rate in the category.

In the audio category, Circuit City generated a double-digit comparable store sales decline in the second quarter.  Comparable store sales of mobile, portable digital audio and home audio products declined by double digits.  Comparable store sales of navigation products decreased by a high-single-digit percentage.

In the entertainment category, Circuit City generated a double-digit comparable store sales decrease in the second quarter.  Comparable store sales of video gaming products declined by a low-single-digit percentage.  Comparable store sales of video software and music software declined by double digits.

Domestic segment extended warranty net sales were $61.7 million, or 2.7 percent of domestic segment net sales, in the second quarter, compared with $67.0 million, or 2.7 percent of domestic segment net sales, in the same period last year.  FiredogSM PC services and home theater installation revenues decreased 5 percent to $60.2 million from $63.6 million in the same period last year as growth in the home theater installation business was more than offset by a decline in the PC services business.

International Segment Sales
For the second quarter, net sales for the international segment increased 11.2 percent to $147.3 million from $132.5 million in the same period last year.  The increase was driven by the comparable store sales increase of 11.2 percent in local currency and a favorable impact of fluctuations in foreign currency exchange rates of 3.0 percent.  This increase was partially offset by the impact of the year-over-year net decrease of 28 retail stores and dealer outlets.

Gross Profit
The consolidated gross profit margin was 21.3 percent in the second quarter compared with 20.7 percent in the same period last year, an increase of 63 basis points.

Domestic segment gross profit margin increased 74 basis points from the prior year.  The increase was driven primarily by increases in the product margins of televisions and related products and PC hardware.  Also contributing to the increase were favorable mix shifts among product categories, particularly the decrease in PC hardware sales.  A decrease in shrink of 12 basis points also contributed to the gross profit margin increase.

The international segment’s second quarter gross profit margin declined 408 basis points from the prior year period.  The decrease primarily resulted from margin rate declines in maturing categories, a mix shift reflecting strong sales growth in lower-margin categories and targeted clearance activities.

Selling, General and Administrative Expenses
Selling, general and administrative (SG&A) expenses were 27.9 percent of consolidated net sales in the second quarter, compared with 25.6 percent of consolidated net sales in the same period last year, an increase of 230 basis points.

The domestic segment’s SG&A expense-to-sales ratio increased 271 basis points from the prior year’s rate.  In dollars, domestic segment SG&A expenses declined from the prior year despite an increase of 49 domestic segment stores, net of closings.  The increase in the expense-to-sales ratio primarily reflects the overall de-leveraging impact of lower sales, a 182 basis point increase in expenses related to the 76 new and relocated domestic segment Superstores that have opened during the past 12 months and a 67 basis point increase in marketing expense.

The international segment’s SG&A expense-to-sales ratio decreased 583 basis points from the prior year’s rate primarily due to a $4.3 million benefit related to goodwill and the leveraging impact of higher sales.

A summary of SG&A expenses by category is shown in Table 5.

Asset Impairment Charges
In light of the company’s financial performance and the initiation by management of a comprehensive review of the business, the company evaluated its long-lived assets for potential impairment as of August 31, 2008.  The evaluation considered information available at August 31, 2008, and resulted in the determination that the carrying value of the fixed assets of some of its domestic segment stores would likely not be recovered through estimated future cash flows, considering assumptions regarding the expected lives of those assets.  As a result, in the second quarter, the company recorded impairment charges of $73.0 million, or 3.1 percent of consolidated net sales, to reduce the carrying value of the assets to their estimated fair value.

Income Tax Expense
For the second quarter of fiscal 2009, the company recorded income tax expense of $3.5 million related to state and foreign taxes as well as discrete items.  Due to the company’s valuation allowance against the net deferred tax assets of its U.S. operations, the company does not expect to incur significant income tax expense or benefit, excluding discrete items, associated with the domestic segment during fiscal 2009.

Net Loss from Continuing Operations
Excluding non-cash impairment charges, the fiscal 2009 second quarter net loss from continuing operations would have totaled $166.2 million, or $1.00 per share.  On a GAAP basis, the fiscal 2009 second quarter net loss from continuing operations totaled $239.2 million, or $1.45 per share, compared to $63.1 million, or 38 cents per share, for the second quarter of fiscal 2008.

Financial Condition
At August 31, 2008, Circuit City had cash, cash equivalents and short-term investments of $92.5 million, compared with $424.4 million at August 31, 2007.  The $331.9 million year-over-year decrease in the cash position was driven primarily by the net loss from operations and purchases of property and equipment.  These factors were partially offset by net proceeds from short-term borrowings.

Merchandise inventory decreased 17.7 percent to $1.51 billion from $1.83 billion last year, driven primarily by management of inventory levels to sales trends.  Merchandise payable decreased 32.0 percent to $754.5 million from $1.11 billion last year.  Consolidated and domestic segment net-owned inventory increased by $31.4 million and $15.2 million, respectively, from the prior year driven by a decrease in merchandise payable that exceeded the decrease in inventory.  The payable decrease occurred as weak sales performance resulted in slower inventory turns.

At August 31, 2008, Circuit City had $66.8 million in long-term debt, primarily related to capital leases, and $215.0 million in short-term borrowings related to the domestic segment under the asset-based credit facility.

Capital expenditures, net of landlord reimbursements, totaled $41.1 million and $79.2 million, respectively, for the three months and six months ended August 31, 2008.  The company is evaluating capital-related projects that have been planned for the second half of fiscal 2009 and for fiscal 2010.  Other than existing commitments, management intends to suspend store openings beginning with fiscal 2010 in order to focus on improving the execution of the company’s business.

Business Review and Certain Key Initiatives
The company also announced today that the management team is undertaking a comprehensive review of the business and has identified key initiatives for the holiday season.

In May of this year, the company announced that it was exploring strategic alternatives, which were not limited to any one option.  Management and the board of directors have thus far concluded that, while strategic options will always be explored as part of their fiduciary responsibility, given current market conditions, it is prudent to focus internally on improving the company’s performance in order to operate as a standalone business.

Management and the board of directors are firmly focused on accelerating the company’s turnaround with the objective of maximizing shareholder value.  The management team has spent significant time in recent weeks reviewing past plans and activities and has identified four areas of the business that need to be improved to drive profitability: customer experience, execution, service culture, and stores.

As a first step in making improvements in these four key areas, the company is integrating the cityTM leadership into the core retail operation.  Jeffrey S. Stone, executive vice president of Circuit City Stores, Inc., who has experience building customer-centric cultures with high levels of service, will be responsible for the company’s retail operations.  The integration of the retail leadership will facilitate the implementation of many successful cultural, visual presentation and customer service components from the cityTM across the entire chain.

In addition, management is intensely focused on ensuring a successful holiday season, and to that end, the company’s activities will be driven by the following simple initiatives:

•	Focus on easily-implemented tactics to enhance the customer shopping experience
•	Improve the company’s in-stock position on key items and advertised products
•	Upgrade in-store signage and visual merchandising
•	Finalize the chain-wide rollout of “Simple to Shop” in home entertainment
•	Launch a new marketing brand campaign supported by relevant traffic-driving offerings

Marcum said, “Heading into our most important selling season, we are focused on consistent and successful execution in key areas that will drive traffic and build customer confidence. In my observations of the business since joining Circuit City, there are some fundamental principles of retail that we need to execute more effectively.  Our full management team has reviewed plans from the past to identify what worked well and what did not.  Through this work, we have established simple initiatives that will allow us to ‘get back to basics’ and will guide our actions for the holiday season.

“Furthermore, we are assessing the productivity of our asset base.  We are committed to making the difficult decisions that may be necessary to accelerate our turnaround, improve both our operational and financial performance and deliver shareholder value.  We look forward to sharing with you our specific initiatives in the coming months,” concluded Marcum.

Updated Fiscal 2009 Outlook
Given the initiatives underway and the comprehensive review that the company is undergoing, management believes it is prudent to withdraw its previous fiscal 2009 financial outlook at this time.

“We remain very focused on gross margin rate improvement and expense management in fiscal 2009 and are committed to providing updates about our progress during the second half of the year,” said Besanko.

Domestic segment Superstore openings estimates for fiscal 2009 are shown in Table 6.  The timing of store openings depends upon a number of factors and can change during the year.

Conference Call Information
Circuit City will host a conference call for investors at 10:00 a.m. EDT today.  Investors in the United States and Canada may access the call at (800) 399-0127.  Other investors may access the call at (706) 634-7512.  A live Web cast of the conference call will be available on the company’s investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately noon EDT today and will remain available through October 6.  Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial (706) 645-9291.  The access code for the replay is 62362104.  A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services.  At August 31, the domestic segment operated 705 Superstores and 9 outlet stores in 158 U.S. media markets.  At August 31, the international segment operated through 772 retail stores and dealer outlets in Canada.  Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the impact of pricing and promotional activities of the company’s competitors and the company’s response to those actions, (2) the pace of commoditization of consumer electronics, (3) the ability of vendors to fulfill merchandise orders and allocation commitments, (4) the impact of a significant change in the relationships or credit terms with key vendors, (5) the company’s ability to control and leverage expenses as a percentage of sales, (6) general economic conditions, including, without limitation, changes in interest rates, consumer sentiment and commodity pricing, (7) the company’s ability to generate sales and margin growth through expanded service offerings, (8) the company’s ability to continue to generate strong sales growth in key product categories and through its direct sales channel, (9) the impact of initiatives related to transforming retail processes and upgrading merchandising, point-of-sale and information systems on revenue and margin and the costs associated with these investments, (10) the success of the company’s initiatives with respect to the upcoming holiday season, (11) the availability of real estate that meets the company’s criteria for new and relocating stores, (12) regulatory and litigation matters, (13) the availability of sources of liquidity to fund capital expenditures and working capital, (14) the company’s strategic evaluation of the international segment, including the impact of changes in credit markets, (15) the company’s ability to recover its deferred tax assets through future profitability, (16) the impact of any strategic alternatives that the company may pursue and (17) the impact of decisions made regarding the ongoing comprehensive review of the company’s business.  Discussion of additional factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is set forth under Management’s Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. annual report on Form 10-K for the fiscal year ended February 29, 2008, the quarterly report on Form 10-Q for the fiscal quarter ended May 31, 2008, and in the company’s other SEC filings.  A copy of the annual report is available on the company’s investor information Web site at http://investor.circuitcity.com.

Contact:	Bill Cimino, Director of Corporate Communications, (804) 418-8163
Jessica Clarke, Investor Relations, (804) 527-4038
Jackie Foreman, Investor Relations, (804) 527-4033

CIRCUIT CITY STORES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
PERIODS ENDED AUGUST 31 (UNAUDITED)
(Amounts in thousands except per share data)

	Three Months		Six Months
	2008	2007	2008	2007

NET SALES	$2,391,402	$2,643,968	$4,692,476	$5,129,505
Cost of sales, buying and warehousing	1,882,404	2,097,957	3,704,804	4,023,309
GROSS PROFIT	508,998	546,011	987,672	1,106,196
Selling, general and administrative expenses	668,042	677,909	1,308,051	1,326,263
Asset impairment charges	73,000	-	73,000	-
OPERATING LOSS	(232,044)	(131,898)	(393,379)	(220,067)
Interest income	822	3,858	1,990	9,595
Interest expense	4,434	124	6,116	167
Loss from continuing operations before income taxes	(235,656)	(128,164)	(397,505)	(210,639)
Income tax expense (benefit)	3,518	(65,110)	6,484	(92,773)
NET LOSS FROM CONTINUING OPERATIONS	(239,174)	(63,054)	(403,989)	(117,866)
EARNINGS FROM DISCONTINUED OPERATIONS, NET OF TAX	-	218	-	464
NET LOSS	$(239,174)	$(62,836)	$(403,989)	$(117,402)

Weighted average common shares:
Basic	165,353	164,837	165,151	165,340
Diluted	165,353	164,837	165,151	165,340

(LOSS) EARNINGS PER SHARE:
Basic:
Continuing operations	$(1.45)	$(0.38)	$(2.45)	$(0.71)
Discontinued operations	$-	$0.00	$-	$0.00
Basic loss per share	$(1.45)	$(0.38)	$(2.45)	$(0.71)

Diluted:
Continuing operations	$(1.45)	$(0.38)	$(2.45)	$(0.71)
Discontinued operations	$-	$0.00	$-	$0.00
Diluted loss per share	$(1.45)	$(0.38)	$(2.45)	$(0.71)

CIRCUIT CITY STORES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in thousands)
	August 31
	2008	2007
ASSETS

Current Assets:
Cash and cash equivalents	$91,235	$130,899
Short-term investments	1,268	293,503
Accounts receivable, net of allowance for doubtful accounts	329,516	304,957
Merchandise inventory	1,508,944	1,833,226
Deferred income taxes, net of valuation allowance	32,466	107,187
Income tax receivable	161,389	103,476
Prepaid expenses and other current assets	43,868	73,884

Total Current Assets	2,168,686	2,847,132

Property and equipment, net of accumulated depreciation	966,707	974,421
Deferred income taxes	-	26,613
Goodwill	113,928	134,863
Other intangible assets, net of accumulated amortization	15,802	18,846
Other assets	134,957	35,633

TOTAL ASSETS	$3,400,080	$4,037,508

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Merchandise payable	$754,521	$1,110,223
Expenses payable	268,107	293,192
Accrued expenses and other current liabilities	343,525	359,482
Accrued compensation	74,729	69,723
Accrued income taxes	17,165	21,136
Short-term debt	215,000	-
Current installments of long-term debt	14,203	8,272

Total Current Liabilities	1,687,250	1,862,028

Long-term debt, excluding current installments	52,566	50,710
Accrued straight-line rent	152,369	139,471
Deferred rent credits	168,578	144,208
Accrued lease termination costs	78,564	68,967
Deferred income taxes, net of valuation allowance	31,281	-
Other liabilities	152,720	135,075

TOTAL LIABILITIES	2,323,328	2,400,459

Stockholders' Equity:
Common stock	84,063	84,293
Additional paid-in capital	327,739	310,991
Retained earnings	570,462	1,196,982
Accumulated other comprehensive income	94,488	44,783

TOTAL STOCKHOLDERS' EQUITY	1,076,752	1,637,049

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,400,080	$4,037,508

Table 1: Non-GAAP Reconciliation
	Three Months Ended August 31				Six Months Ended August 31
	2008		2007		2008		2007
(Dollar amounts in millions except per share data)	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
GAAP loss from continuing operations
before income taxes	$(235.7)	(9.9)%	$(128.2)	(4.8)%	$(397.5)	(8.5)%	$(210.6)	(4.1)%
Asset impairment charges	73.0	3.1	-	-	73.0	1.6	-	-
Loss from continuing operations
before income taxes, as adjusted	$(162.7)	(6.8)%	$(128.2)	(4.8)%	$(324.5)	(6.9)%	$(210.6)	(4.1)%

GAAP net loss from continuing operations	$(239.2)	(10.0)%	$(63.1)	(2.4)%	$(404.0)	(8.6)%	$(117.9)	(2.3)%
Asset impairment charges	73.0	3.1	-	-	73.0	1.6	-	-
Net loss from continuing operations,
as adjusted	$(166.2)	(6.9)%	$(63.1)	(2.4)%	$(331.0)	(7.1)%	$(117.9)	(2.3)%

GAAP loss from continuing operations
per share	$(1.45)	-	$(0.38)	-	$(2.45)	-	$(0.71)	-
Asset impairment charges per share	$0.44	-	$-	-	$0.44	-	$-	-
Loss from continuing operations
per share, as adjusted	$(1.00)	-	$(0.38)	-	$(2.00)	-	$(0.71)	-

Table 2: Segment Performance Summary

Domestic Segment	Three Months Ended August 31				Six Months Ended August 31
	2008		2007		2008		2007
(Dollar amounts in millions)	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
Net sales	$2,244.1	100.0%	$2,511.4	100.0%	$4,410.9	100.0%	$4,888.3	100.0%
Gross profit	$461.1	20.5%	$497.5	19.8%	$895.2	20.3%	$1,017.9	20.8%
Selling, general and administrative expenses	$624.9	27.8%	$631.4	25.1%	$1,218.3	27.6%	$1,243.9	25.4%
Asset impairment charges	$73.0	3.3%	$-	-	$73.0	1.7%	$-	-
Loss from continuing operations
before income taxes	$(240.5)	(10.7)%	$(130.2)	(5.2)%	$(400.4)	(9.1)%	$(216.6)	(4.4)%

International Segment	Three Months Ended August 31				Six Months Ended August 31
	2008		2007		2008		2007
(Dollar amounts in millions)	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
Net sales	$147.3	100.0%	$132.5	100.0%	$281.6	100.0%	$241.2	100.0%
Gross profit	$47.9	32.5%	$48.5	36.6%	$92.5	32.9%	$88.2	36.6%
Selling, general and administrative expenses	$43.1	29.3%	$46.5	35.1%	$89.7	31.9%	$82.4	34.2%
Earnings from continuing operations
before income taxes	$4.9	3.3%	$2.1	1.6%	$2.9	1.0%	$6.0	2.5%

Table 3: Net Sales Summary
	Three Months Ended August 31				Six Months Ended August 31
				Comparable				Comparable
			Year-Over-	Store Sales			Year-Over-	Store Sales
(Dollar amounts in millions)	2008	2007	Year Change	Change(a)	2008	2007	Year Change	Change(a)
Domestic segment net sales	$2,244.1	$2,511.4	(10.6)%	(14.4)%	$4,410.9	$4,888.3	(9.8)%	(13.4)%
International segment net sales	147.3	132.5	11.2%	11.2%	281.6	241.2	16.8%	10.9%
Net sales	$2,391.4	$2,644.0	(9.6)%	(13.3)%	$4,692.5	$5,129.5	(8.5)%	(12.3)%

(a) A store’s sales are included in comparable store sales after the store has been open for a full 12 months. In addition, comparable store sales include Web- and call center-originated sales and sales from relocated and remodeled stores. The calculation of comparable store sales excludes the impact of fluctuations in foreign currency exchange rates.

Table 4: Net Sales by Category

Domestic Segment	Three Months Ended August 31				Six Months Ended August 31
	2008		2007		2008		2007
(Dollar amounts in millions)	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
Video	$925.6	41.2%	$948.2	37.8%	$1,815.0	41.2%	$1,882.2	38.5%
Information technology	649.4	28.9	774.7	30.8	1,240.8	28.1	1,403.3	28.7
Audio	268.3	12.0	325.8	13.0	530.9	12.0	660.7	13.5
Entertainment	233.8	10.4	267.1	10.6	495.9	11.2	539.7	11.1
Warranty, services and other(a)	167.1	7.5	195.6	7.8	328.4	7.5	402.5	8.2
Total net sales	$2,244.1	100.0%	$2,511.4	100.0%	$4,410.9	100.0%	$4,888.3	100.0%

(a) Warranty, services and other includes extended warranty net sales; revenues from PC services, mobile installations, home theater installations and product repairs; net financing; and revenues from third parties for services subscriptions.

Table 4: Net Sales by Category (continued)

International Segment	Three Months Ended August 31				Six Months Ended August 31
	2008		2007		2008		2007
(Dollar amounts in millions)	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
Video	$27.6	18.7%	$26.2	19.7%	$53.1	18.9%	$46.2	19.2%
Information technology	50.4	34.2	46.6	35.2	97.7	34.7	86.4	35.7
Audio	51.5	35.0	45.2	34.1	95.5	33.9	81.7	33.9
Entertainment	10.2	6.9	6.2	4.7	19.5	6.9	11.2	4.7
Warranty, services and other(a)	7.7	5.2	8.3	6.3	15.7	5.6	15.6	6.5
Total net sales	$147.3	100.0%	$132.5	100.0%	$281.6	100.0%	$241.2	100.0%

(a) Warranty, services and other includes extended warranty sales and product repair revenue.

Table 5: Selling, General and Administrative Expenses

Consolidated	Three Months Ended August 31				Six Months Ended August 31
	2008		2007		2008(b)		2007
(Dollar amounts in millions)	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
Store expenses	$561.9	23.5%	$566.1	21.4%	$1,098.0	23.4%	$1,122.9	21.9%
General and administrative expenses(a)	86.5	3.6	99.3	3.8	179.2	3.8	184.8	3.6
Stock-based compensation expense	4.5	0.2	5.7	0.2	8.1	0.2	10.2	0.2
Remodel expenses	-	-	0.0	0.0	0.0	0.0	(0.0)	(0.0)
Relocation expenses	5.8	0.2	3.4	0.1	6.8	0.1	4.5	0.1
Pre-opening expenses	9.4	0.4	3.4	0.1	15.9	0.3	3.9	0.1
Total	$668.0	27.9%	$677.9	25.6%	$1,308.1	27.9%	$1,326.3	25.9%

Domestic Segment	Three Months Ended August 31				Six Months Ended August 31
	2008		2007		2008(b)		2007
(Dollar amounts in millions)	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
Store expenses	$519.7	23.2%	$527.4	21.0%	$1,015.3	23.0%	$1,051.5	21.5%
General and administrative expenses	85.7	3.8	91.7	3.7	172.5	3.9	174.1	3.6
Stock-based compensation expense	4.3	0.2	5.6	0.2	7.8	0.2	9.9	0.2
Remodel expenses	-	-	0.0	0.0	0.0	0.0	(0.0)	(0.0)
Relocation expenses	5.8	0.3	3.4	0.1	6.8	0.2	4.5	0.1
Pre-opening expenses	9.4	0.4	3.4	0.1	15.9	0.4	3.9	0.1
Total	$624.9	27.8%	$631.4	25.1%	$1,218.3	27.6%	$1,243.9	25.4%

International Segment	Three Months Ended August 31				Six Months Ended August 31
	2008		2007		2008(b)		2007
(Dollar amounts in millions)	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
Store expenses	$42.2	28.7%	$38.8	29.3%	$82.8	29.4%	$71.4	29.6%
General and administrative expenses(a)	0.7	0.5	7.5	5.7	6.6	2.4	10.7	4.4
Stock-based compensation expense	0.1	0.1	0.2	0.1	0.3	0.1	0.3	0.1
Total	$43.1	29.3%	$46.5	35.1%	$89.7	31.9%	$82.4	34.2%

(a) General and administrative expenses for the three months and six months ended August 31, 2008, include a benefit of $4.3 million related to goodwill for the international segment.
(b) Immaterial amounts that relate to the first quarter of fiscal 2009 have been reclassified from general and administrative expenses to store expenses and are reflected in the six month period ended August 31, 2008.

Table 6: Domestic Segment Superstore Openings Estimates

	Q1(a)	Q2(a)	Q3	Q4	FY09
Incremental Superstores	5	17	14-18	2-5	38-45
Relocated Superstores	-	7	0-2	0-1	7-10
Total Superstore openings	5	24	14-20	2-6	45-55

(a) First and second quarter openings are actual.  In February 2008, the company closed one store in advance of opening a replacement store in the second quarter of fiscal 2009.  The replacement store is included in relocations for the second quarter of fiscal 2009.